MAX RE ANNOUNCES NEW APPOINTMENTS

Hamilton, Bermuda, March 1, 2005. Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) is pleased to announce that its subsidiary, Max Re Ltd., has made the following appointments in its life reinsurance division. These appointments, while still pending Bermuda Immigration approval, are part of the continuing effort of Max Re Ltd. to provide outstanding service to its client and broker partners.

Phillip Kruse has been appointed President, Life Reinsurance Division. Mr. Kruse will be responsible for the day-to-day management of the division.

Chris Rutten has been appointed Chief Underwriting Officer, Life Reinsurance Division. In this role, Mr. Rutten will be responsible for all life reinsurance underwriting and marketing. In addition, Mr. Rutten will become a member of the life reinsurance division’s planning/strategy committee.

Art Palmer has been appointed Senior Vice President, Life Reinsurance Division. Mr. Palmer will be responsible for the pricing and modeling of the division’s transactions.

Robert Cooney, President & CEO of Max Re Ltd. stated that “Over the past 5 years, Max Re’s life reinsurance division has completed numerous transactions that have provided value to both our clients and shareholders. We believe our life reinsurance division has become recognized as a major player in the life reinsurance market, and has earned the respect of our counterparties for their professionalism and their ability to structure and complete difficult transactions. We expect that this core team of talented individuals will continue to provide our clients with profitable solutions in an ever changing market.”

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized risk financing solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes
Executive Vice President & CFO
441-296-8800
keithh@maxre.bm

N. James Tees
Senior Vice President & Treasurer
441- 296-8800
jimt@maxre.bm